Exhibit 99(a)

Report of Independent Auditors

To the Partners and the Management Committee of
Midland Cogeneration Venture Limited Partnership:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, partners’ equity and cash flows present fairly, in all material respects, the financial position of the Midland Cogeneration Limited Partnership (a Michigan limited partnership) and its subsidiaries (MCV) at December 31, 2003 and 2002, and the results of their operations and their cash flows for the each of the two years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of MCV’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The financial statements of MCV for the year ended December 31, 2001, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated January 18, 2002.

As explained in Note 2 to the financial statements, effective April 1, 2002, Midland Cogeneration Venture Limited Partnership changed its method of accounting for derivative and hedging activities in accordance with Derivative Implementation Group (“DIG”) Issue C-16.

Detroit, Michigan
February 18, 2004

THE FOLLOWING REPORT IS A COPY OF A PREVIOUSLY ISSUED REPORT BY ARTHUR
ANDERSEN LLP (ANDERSEN). THIS REPORT HAS NOT BEEN REISSUED BY ANDERSEN, AND
ANDERSEN DID NOT CONSENT TO THE INCLUSION OF THIS REPORT INTO THIS FORM 10-K.
THE FOOTNOTE SHOWN BELOW WAS NOT PART OF ANDERSEN’S REPORT.

ARTHUR ANDERSEN LLP

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners and the Management Committee of the
Midland Cogeneration Venture Limited Partnership:

We have audited the accompanying consolidated balance sheets of the MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP (a Michigan limited partnership) and subsidiaries (MCV) as of December 31, 2001 and 2000*, and the related consolidated statements of operations, partners’ equity and cash flows for each of the three years in the period ended December 31, 2001*. These financial statements are the responsibility of MCV’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Midland Cogeneration Venture Limited Partnership and subsidiaries as of December 31, 2001 and 2000*, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001*, in conformity with accounting principles generally accepted in the United States.

As explained in Note 2 to the financial statements, effective January 1, 2001, Midland Cogeneration Venture Limited Partnership changed its method of accounting related to derivatives and hedging activities.

Arthur Andersen LLP

Detroit, Michigan January 18, 2002

*The MCV’s consolidated balance sheets as of December 31, 2001 and 2000 and the consolidated statements of operations, partners’ equity and cash flows for the years ended December 31, 1999 and 2000 are not included in this Annual Report on Form 10-K.

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31,
(In Thousands)

	2003	2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$173,651	$160,425
Accounts and notes receivable – related parties	43,805	48,448
Accounts receivable	38,333	32,479
Gas inventory	20,298	19,566
Unamortized property taxes	17,672	18,355
Derivative assets	86,825	73,819
Broker margin accounts and prepaid expenses	8,101	5,165

Total current assets	388,685	358,257

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	2,463,931	2,449,148
Pipeline	21,432	21,432

Total property, plant and equipment	2,485,363	2,470,580
Accumulated depreciation	(991,556)	(920,614)

Net property, plant and equipment	1,493,807	1,549,966

OTHER ASSETS:
Restricted investment securities held-to-maturity	139,755	138,701
Derivative assets non-current	18,100	31,037
Deferred financing costs, net of accumulated amortization of $17,285 and $15,930, respectively	7,680	9,035
Prepaid gas costs, materials and supplies	21,623	11,077

Total other assets	187,158	189,850

TOTAL ASSETS	$2,069,650	$2,098,073

LIABILITIES AND PARTNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$57,368	$58,080
Gas supplier funds on deposit	4,517	—
Interest payable	53,009	56,386
Current portion of long-term debt	134,576	93,928

Total current liabilities	249,470	208,394

NON-CURRENT LIABILITIES:
Long-term debt	1,018,645	1,153,221
Other	2,459	2,148

Total non-current liabilities	1,021,104	1,155,369

COMMITMENTS AND CONTINGENCIES
TOTAL LIABILITIES	1,270,574	1,363,763

PARTNERS’ EQUITY	799,076	734,310

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$2,069,650	$2,098,073

The accompanying notes are an integral part of these statements.

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31,
(In Thousands)

	2003	2002	2001

OPERATING REVENUES:
Capacity	$404,681	$404,713	$409,633
Electric	162,093	177,569	184,707
Steam	17,638	14,537	16,473

Total operating revenues	584,412	596,819	610,813

OPERATING EXPENSES:
Fuel costs	254,988	255,142	288,167
Depreciation	89,437	88,963	92,176
Operations	16,943	16,642	16,082
Maintenance	15,107	12,666	13,739
Property and single business taxes	30,040	27,087	26,410
Administrative, selling and general	9,959	8,195	16,404

Total operating expenses	416,474	408,695	452,978

OPERATING INCOME	167,938	188,124	157,835

OTHER INCOME (EXPENSE):
Interest and other income	5,100	5,555	16,725
Interest expense	(113,247)	(119,783)	(126,296)

Total other income (expense), net	(108,147)	(114,228)	(109,571)

NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	59,791	73,896	48,264
Cumulative effect of change in method of accounting for derivative option contracts (to April 1, 2002) (Note 2)	—	58,131	—

NET INCOME	$59,791	$132,027	$48,264

The accompanying notes are an integral part of these statements.

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF PARTNERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31,
(In Thousands)

	General	Limited
	Partners	Partners	Total

BALANCE, DECEMBER 31, 2000	$448,100	$79,638	$527,738
Comprehensive Income
Net Income	42,020	6,244	48,264
Other Comprehensive Income
Cumulative effect of accounting change	13,688	2,034	15,722
Unrealized loss on hedging activities	(42,444)	(6,307)	(48,751)
Reclassification adjustments recognized in net income above	7,608	1,131	8,739

Total other comprehensive income	(21,148)	(3,142)	(24,290)

Total Comprehensive Income	20,872	3,102	23,974

BALANCE, DECEMBER 31, 2001	$468,972	$82,740	$551,712
Comprehensive Income
Net Income	114,947	17,080	132,027
Other Comprehensive Income
Unrealized gain on hedging activities since beginning of period	33,311	4,950	38,261
Reclassification adjustments recognized in net income above	10,717	1,593	12,310

Total other comprehensive income	44,028	6,543	50,571

Total Comprehensive Income	158,975	23,623	182,598

BALANCE, DECEMBER 31, 2002	$627,947	$106,363	$734,310
Comprehensive Income
Net Income	52,056	7,735	59,791
Other Comprehensive Income
Unrealized gain on hedging activities since beginning of period	34,484	5,125	39,609
Reclassification adjustments recognized in net income above	(30,153)	(4,481)	(34,634)

Total other comprehensive income	4,331	644	4,975

Total Comprehensive Income	56,387	8,379	64,766

BALANCE, DECEMBER 31, 2003	$684,334	$114,742	$799,076

The accompanying notes are an integral part of these statements.

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,
(In Thousands)

	2003	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$59,791	$132,027	$48,264
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	90,792	90,430	93,835
Cumulative effect of change in accounting principle	—	(58,131)	—
(Increase) decrease in accounts receivable	(1,211)	48,343	55,127
(Increase) decrease in gas inventory	(732)	133	(5,225)
(Increase) decrease in unamortized property taxes	683	(1,730)	(415)
(Increase) decrease in broker margin accounts and prepaid expenses	(4,778)	31,049	(26,587)
(Increase) decrease in derivative assets	4,906	(20,444)	—
(Increase) decrease in prepaid gas costs, materials and supplies	(8,704)	1,376	8,414
Increase (decrease) in accounts payable and accrued liabilities	(712)	8,774	(43,704)
Increase in gas supplier funds on deposit	4,517	—	—
Decrease in interest payable	(3,377)	(3,948)	(7,082)
Increase (decrease) in other non-current liabilities	311	(24)	245

Net cash provided by operating activities	141,486	227,855	122,872

CASH FLOWS FROM INVESTING ACTIVITIES:
Plant modifications and purchases of plant equipment	(33,278)	(29,529)	(30,530)
Maturity of restricted investment securities held-to-maturity	601,225	377,192	538,327
Purchase of restricted investment securities held-to-maturity	(602,279)	(374,426)	(539,918)

Net cash used in investing activities	(34,332)	(26,763)	(32,121)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of financing obligation	(93,928)	(182,084)	(155,632)

Net cash used in financing activities	(93,928)	(182,084)	(155,632)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13,226	19,008	(64,881)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	160,425	141,417	206,298

CASH AND EQUIVALENTS AT END OF PERIOD	$173,651	$160,425	$141,417

The accompanying notes are an integral part of these statements.

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	THE PARTNERSHIP AND ASSOCIATED RISKS

MCV was organized to construct, own and operate a combined-cycle, gas-fired cogeneration facility (the “Facility”) located in Midland, Michigan. MCV was formed on January 27, 1987, and the Facility began commercial operation in 1990.

In 1992, MCV acquired the outstanding common stock of PVCO Corp., a previously inactive company. MCV and PVCO Corp. entered into a partnership agreement to form MCV Gas Acquisition General Partnership (“MCV GAGP”) for the purpose of buying and selling natural gas on the spot market and other transactions involving natural gas activities. Currently, MCV GAGP is not actively engaged in any business activity.

The Facility has a net electrical generating capacity of approximately 1500 MW and approximately 1.5 million pounds of process steam capacity per hour. MCV has entered into three principal energy sales agreements. MCV has contracted to (i) supply up to 1240 MW of electric capacity (“Contract Capacity”) to Consumers Energy Company (“Consumers”) under the Power Purchase Agreement (“PPA”), for resale to its customers through 2025, (ii) supply electricity and steam to The Dow Chemical Company (“Dow”) under the Steam and Electric Power Agreement (“SEPA”) through 2015 and (iii) supply steam to Dow Corning Corporation (“DCC”) under the Steam Purchase Agreement (“SPA”) through 2011. From time to time, MCV enters into other sales agreements for the sale of excess capacity and/or energy available above MCV’s internal use and obligations under the PPA, SEPA and SPA. Results of operations are primarily dependent on successfully operating the Facility at or near contractual capacity levels and on Consumers’ ability to perform its obligations under the PPA. Sales pursuant to the PPA have historically accounted for over 90% of MCV’s revenues.

The PPA permits Consumers, under certain conditions, to reduce the capacity and energy charges payable to MCV and/or to receive refunds of capacity and energy charges paid to MCV if the Michigan Public Service Commission (“MPSC”) does not permit Consumers to recover from its customers the capacity and energy charges specified in the PPA (the “regulatory-out” provision). Until September 15, 2007, however, the capacity charge may not be reduced below an average capacity rate of 3.77 cents per kilowatt-hour for the available Contract Capacity notwithstanding the “regulatory-out” provision. Consumers and MCV are required to support and defend the terms of the PPA.

The Facility is a qualifying cogeneration facility (“QF”) originally certified by the Federal Energy Regulatory Commission (“FERC”) under the Public Utility Regulatory Policies Act of 1978, as amended (“PURPA”). In order to maintain QF status, certain operating and efficiency standards must be maintained on a calendar-year basis and certain ownership limitations must be met. In the case of a topping-cycle generating plant such as the Facility, the applicable operating standard requires that the portion of total energy output that is put to some useful purpose other than facilitating the production of power (the “Thermal Percentage”) be at least 5%. In addition, the Facility must achieve a PURPA efficiency standard (the sum of the useful power output plus one-half of the useful thermal energy output, divided by the energy input (the “Efficiency Percentage”)) of at least 45%. If the Facility maintains a Thermal Percentage of 15% or higher, the required Efficiency Percentage is reduced to 42.5%. Since 1990, the Facility has achieved the applicable Thermal and Efficiency Percentages. For the twelve months ended December 31, 2003, the Facility achieved a Thermal Percentage of 21.0% and an Efficiency Percentage of 47.4%. The loss of QF status could, among other things, cause the Facility to lose its rights under PURPA to sell power to Consumers at Consumers’ “avoided cost” and subject the Facility to additional federal and state regulatory requirements. MCV believes that the Facility will meet the required Thermal Percentage and the corresponding Efficiency Percentage in 2003 and beyond, as well as the PURPA ownership limitations.

The Facility is wholly dependent upon natural gas for its fuel supply and a substantial portion of the Facility’s operating expenses consist of the costs of natural gas. MCV recognizes that its existing gas contracts are not sufficient to satisfy the anticipated gas needs over the term of the PPA and, as such, no assurance can be given as to the availability or price of natural gas after the expiration of the existing gas contracts. In addition, to the extent that the costs associated with production of electricity rise faster than the energy charge payments, MCV’s financial performance will be negatively affected. The extent of such impact will depend upon the

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

amount of the average energy charge payable under the PPA, which is based upon costs incurred at Consumers’ coal-fired plants and upon the amount of energy scheduled by Consumers for delivery under the PPA. However, given the unpredictability of these factors, the overall economic impact upon MCV of changes in energy charges payable under the PPA and in future fuel costs under new or existing contracts cannot accurately be predicted.

At both the state and federal level, efforts continue to restructure the electric industry. A significant issue to MCV is the potential for future regulatory denial of recovery by Consumers from its customers of above market PPA costs Consumers pays MCV. At the state level, the MPSC entered a series of orders from June 1997 through February 1998 (collectively the “Restructuring Orders”), mandating that utilities “wheel” third-party power to the utilities’ customers, thus permitting customers to choose their power provider. MCV, as well as others, filed an appeal in the Michigan Court of Appeals to protect against denial of recovery by Consumers of PPA charges. The Michigan Court of Appeals found that the Restructuring Orders do not unequivocally disallow such recovery by Consumers and, therefore, MCV’s issues were not ripe for appellate review and no actual controversy regarding recovery of costs could occur until 2008, at the earliest. In June 2000, the State of Michigan enacted legislation which, among other things, states that the Restructuring Orders (being voluntarily implemented by Consumers) are in compliance with the legislation and enforceable by the MPSC. The legislation provides that the rights of parties to existing contracts between utilities (like Consumers) and QFs (like MCV), including the rights to have the PPA charges recovered from customers of the utilities, are not abrogated or diminished, and permits utilities to securitize certain stranded costs, including PPA charges.

In 1999, the U.S. District Court granted summary judgment to MCV declaring that the Restructuring Orders are preempted by federal law to the extent they prohibit Consumers from recovering from its customers any charge for avoided costs (or “stranded costs”) to be paid to MCV under PURPA pursuant to the PPA. In 2001, the United States Court of Appeals (“Appellate Court”) vacated the U.S. District Court’s 1999 summary judgment and ordered the case dismissed based upon a finding that no actual case or controversy existed for adjudication between the parties. The Appellate Court determined that the parties’ dispute is hypothetical at this time and the QFs’ (including MCV) claims are premised on speculation about how an order might be interpreted by the MPSC, in the future.

MCV continues to monitor and participate in these industry restructuring matters as appropriate, and to evaluate potential impacts on both cash flows and recoverability of the carrying value of property, plant and equipment. MCV management cannot, at this time, predict the impact or outcome of these matters.

(2)	SIGNIFICANT ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Following is a discussion of MCV’s significant accounting policies.

Principles of Consolidation

The consolidated financial statements include the accounts of MCV and its wholly owned subsidiaries. All material transactions and balances among entities, which comprise MCV, have been eliminated in the consolidated financial statements.

Revenue Recognition

MCV recognizes revenue for the sale of variable energy and fixed energy when delivered. Capacity and other installment revenues are recognized based on plant availability or other contractual arrangements.

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Fuel Costs

MCV’s fuel costs are those costs associated with securing natural gas, transportation and storage services necessary to generate electricity and steam from the Facility. These costs are recognized in the income statement based upon actual volumes burned to produce the delivered energy. In addition, MCV engages in certain cost mitigation activities to offset the fixed charges MCV incurs for these activities. The gains or losses resulting from these activities have resulted in net gains of approximately $7.7 million, $3.9 million and $5.5 million for the years ended 2003, 2002 and 2001, respectively. These net gains are reflected as a component of fuel costs.

In July 2000, in response to rapidly escalating natural gas prices and since Consumers electric rates were frozen, MCV entered into transactions with Consumers whereby Consumers agreed to reduce MCV’s dispatch level and MCV agreed to share with Consumers the savings realized by not having to generate electricity (“Dispatch Mitigation”). For the years ended 2003, 2002 and 2001, MCV estimates that Dispatch Mitigation resulted in net savings of approximately $13.0 million, $2.5 million and $7.6 million, respectively, a portion of which will be realized in reduced maintenance expenditures in future years.

Subsequently, on January 1, 2004, Dispatch Mitigation ceased and Consumers began dispatching MCV pursuant to the 915 MW Settlement and the 325 MW Settlement “availability caps” provision (i.e., minimum dispatch of 1100 MW on- and off-peak (“Forced Dispatch”)). On February 12, 2004, MCV and Consumers entered into a Resource Conservation Agreement (“RCA”) which, among other things, provides that Consumers will economically dispatch MCV, if certain conditions are met. Such dispatch is expected to reduce electric production from what would have occurred under the Forced Dispatch, as well as decrease gas consumption by MCV. The RCA provides that Consumers has a right of first refusal to purchase, at market prices, the gas conserved under the RCA. The RCA further provides for the parties to enter into another agreement implementing the terms of the RCA including the sharing of savings realized by not having to generate electricity. The RCA is subject to MPSC approval and MCV and Consumers must accept the terms of the MPSC order as a condition precedent to the RCA becoming effective. The MPSC has not yet acted upon Consumers’ application for approval of the RCA. MCV cannot predict the outcome of the MPSC proceedings necessary to effectuate the RCA.

Inventory

MCV’s inventory of natural gas is stated at the lower of cost or market, and valued using the last-in, first-out (“LIFO”) method. Inventory includes the costs of purchased gas, variable transportation and storage. The amount of reserve to reduce inventories from first-in, first-out (“FIFO”) basis to the LIFO basis at December 31, 2003 and 2002, was $8.4 million and $7.4 million, respectively. Inventory cost, determined on a FIFO basis, approximates current replacement cost.

Materials and Supplies

Materials and supplies are stated at the lower of cost or market using the weighted average cost method. The majority of MCV’s materials and supplies are considered replacement parts for MCV’s Facility.

Depreciation

Original plant, equipment and pipeline were valued at cost for the constructed assets and at the asset transfer price for purchased and contributed assets, and are depreciated using the straight-line method over an estimated useful life of 35 years, which is the term of the PPA, except for the hot gas path components of the GTGs which are primarily being depreciated over a 25-year life. Plant construction and additions, since commercial operations in 1990, are depreciated using the straight-line method over the remaining life of the plant which currently is 22 years. Major renewals and replacements, which extend the useful life of plant and equipment

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

are capitalized, while maintenance and repairs are expensed when incurred. Major equipment overhauls are capitalized and amortized to the next equipment overhaul. Personal property is depreciated using the straight-line method over an estimated useful life of 5 to 15 years. The cost of assets and related accumulated depreciation are removed from the accounts when sold or retired, and any resulting gain or loss reflected in operating income.

Federal Income Tax

MCV is not subject to Federal or State income taxes. Partnership earnings are taxed directly to each individual partner.

Statement of Cash Flows

All liquid investments purchased with a maturity of three months or less at time of purchase are considered to be current cash equivalents.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents and short-term investments approximate fair value because of the short maturity of these instruments. MCV’s short-term investments, which are made up of investment securities held-to-maturity, as of December 31, 2003 and December 31, 2002 have original maturity dates of approximately one year or less. The unique nature of the negotiated financing obligation discussed in Note 6 makes it unnecessary to estimate the fair value of the Owner Participants’ underlying debt and equity instruments supporting such financing obligation, since SFAS No. 107 “Disclosures about Fair Value of Financial Instruments” does not require fair value accounting for the lease obligation.

Accounting for Derivative Instruments and Hedging Activities

Effective January 1, 2001, MCV adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” which was issued in June 1998 and then amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of SFAS No. 133,” SFAS No. 138 “Accounting for Certain Derivative Instruments and Certain Hedging Activities – An amendment of FASB Statement No. 133” and SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activity (collectively referred to as “SFAS No. 133”). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in a derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges in some cases allows a derivative’s gains and losses to offset related results on the hedged item in the income statement or permits recognition of the hedge results in other comprehensive income, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

Electric Sales Agreements

MCV believes that its electric sales agreements currently do not qualify as derivatives under SFAS No. 133, due to the lack of an active energy market (as defined by SFAS No. 133) in the State of Michigan and the transportation cost to deliver the power under the contracts to the closest active energy market at the Cinergy hub in Ohio and as such does not record the fair value of these contracts on its balance sheet. If an active energy market emerges, MCV intends to apply the normal purchase, normal sales exception under SFAS No. 133 to its electric sales agreements, to the extent such exception is applicable.

Forward Foreign Exchange Contracts

An amended service agreement was entered into between MCV and Alstom Power Company (“Alstom”) (the “Amended Service Agreement”), under which Alstom will provide hot gas path parts for MCV’s twelve

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

gas turbines. The payments due to Alstom under the Amended Service Agreement are adjusted annually based on the U.S. dollar to Swiss franc currency exchange rate.

To manage this currency exchange rate risk and hedge against adverse currency fluctuations impacting the payments under the Amended Service Agreement, MCV maintained a foreign currency hedging program whereby MCV periodically entered into forward purchase contracts for Swiss francs. Under SFAS No. 133, the forward foreign currency exchange contracts qualified as fair value hedges, since they hedged the identifiable foreign currency commitment of the Amended Service Agreement. As of December 31, 2003, MCV did not have any such transactions outstanding and does not anticipate any future transactions since the Alstom Agreement is expected to be terminated in the near future. As of December 31, 2002, MCV had a forward purchase contract involving Swiss francs in the notional amount of $5.0 million. This hedge was considered highly effective, therefore, there was no material gain or loss recognized in earnings during the twelve months ended December 31, 2002.

Natural Gas Supply Contracts

MCV management believes that its long-term natural gas contracts which do not contain volume optionality qualify under SFAS No. 133 for the normal purchases and normal sales exception. Therefore, these contracts are currently not recognized at fair value on the balance sheet.

The FASB issued DIG Issue C-16, which became effective April 1, 2002, regarding natural gas commodity contracts that combine an option component and a forward component. This guidance requires either that the entire contract be accounted for as a derivative or the components of the contract be separated into two discrete contracts. Under the first alternative, the entire contract considered together would not qualify for the normal purchases and sales exception under the revised guidance. Under the second alternative, the newly established forward contract could qualify for the normal purchases and sales exception, while the option contract would be treated as a derivative under SFAS No. 133 with changes in fair value recorded through earnings. At April 1, 2002, MCV had nine long-term gas contracts that contained both an option and forward component. As such, they were no longer accounted for under the normal purchases and sales exception and MCV began mark-to-market accounting of these nine contracts through earnings. Based on the natural gas prices, at the beginning of April 2002, MCV recorded a $58.1 million gain for the cumulative effect of this accounting change. During the fourth quarter of 2002, MCV removed the option component from three of the nine long-term gas contracts, which should reduce some of the earnings volatility. Since April 2002, MCV has recorded an additional mark-to-market gain of $16.9 million for these gas contracts for a cumulative mark-to-market gain through December 31, 2003 of $75.0 million, which will reverse over the remaining life of these gas contracts, ranging from 2004 to 2007.

For the twelve months ended December 31, 2003, MCV recorded in “Fuel costs” a $5.0 million net mark-to-market loss in earnings associated with these contracts. In addition, as of December 31, 2003 and December 31, 2002, MCV recorded “Derivative assets” in Current Assets in the amount of $56.9 million and $48.9 million, respectively, and for the same periods recorded “Derivative assets” in Other Assets in the amount of $18.1 million and $31.0 million, respectively, representing the mark-to-market gain on these long-term natural gas contracts.

Natural Gas Supply Futures and Options

To manage market risks associated with the volatility of natural gas prices, MCV maintains a gas hedging program. MCV enters into natural gas futures and option contracts in order to hedge against unfavorable changes in the market price of natural gas in future months when gas is expected to be needed. These financial instruments are being utilized principally to secure anticipated natural gas requirements necessary for projected electric and steam sales, and to lock in sales prices of natural gas previously obtained in order to optimize MCV’s existing gas supply, storage and transportation arrangements.

These financial instruments are derivatives under SFAS No. 133 and the contracts that are utilized to secure the anticipated natural gas requirements necessary for projected electric and steam sales qualify as cash flow

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

hedges under SFAS No. 133, since they hedge the price risk associated with the cost of natural gas. MCV also engages in cost mitigation activities to offset the fixed charges MCV incurs in operating the Facility. These cost mitigation activities include the use of futures and options contracts to purchase and/or sell natural gas to maximize the use of the transportation and storage contracts when it is determined that they will not be needed for Facility operation. Although these cost mitigation activities do serve to offset the fixed monthly charges, these cost mitigation activities are not considered a normal course of business for MCV and do not qualify as hedges under SFAS No. 133. Therefore, the resulting mark-to-market gains and losses from cost mitigation activities are flowed through MCV’s earnings.

Cash is deposited with the broker in a margin account at the time futures or options contracts are initiated. The change in market value of these contracts requires adjustment of the margin account balances. The margin account balance as of December 31, 2003 and December 31, 2002 was recorded as a current asset in “Broker margin accounts and prepaid expenses,” in the amount of $4.1 million and $.8 million, respectively.

For the twelve months ended December 31, 2003, MCV has recognized in other comprehensive income, an unrealized $5.0 million increase on the futures contracts, which are hedges of forecasted purchases for plant use of market priced gas. This resulted in a net $31.3 million gain in other comprehensive income as of December 31, 2003. This balance represents natural gas futures and options with maturities ranging from January 2004 to December 2007, of which $21.8 million of this gain is expected to be reclassified into earnings within the next twelve months. MCV also has recorded, as of December 31, 2003, a $29.9 million current derivative asset in “Derivative assets,” representing the mark-to-market gain on natural gas futures for anticipated projected electric and steam sales accounted for as hedges. In addition, for the twelve months ended December 31, 2003, MCV has recorded a net $35.0 million gain in earnings included in fuel costs from hedging activities related to MCV natural gas requirements for Facility operations and a net $1.0 million gain in earnings from cost mitigation activities.

For the twelve months ended December 31, 2002, MCV recognized an unrealized $50.6 million increase in other comprehensive income on the futures contracts, which are hedges of forecasted purchases for plant use of market priced gas, resulting in a $26.3 million gain balance in other comprehensive income as of December 31, 2002. As of December 31, 2002, MCV had recorded a $24.9 million current derivative asset in “Derivative assets.” For the twelve months ended December 31, 2002, MCV had recorded a net $12.2 million loss in earnings from hedging activities related to MCV natural gas requirements for Facility operations and a net $.4 million gain in earnings from cost mitigation activities.

Interest Rate Swaps

To manage the effects of interest rate volatility on interest income while maximizing return on permitted investments, MCV established an interest rate hedging program. The notional amounts of the hedges are tied directly to MCV’s anticipated cash investments, without physically exchanging the underlying notional amounts. Cash is deposited with the broker in a margin account at the time the interest rate swap transactions are initiated. The change in market value of these contracts may require further adjustment of the margin account balance. The margin account balance at December 31, 2002, of approximately $25,000, which was recorded as a current asset in “Broker margin accounts and prepaid expenses,” was returned to MCV during the month of January 2003 since MCV currently does not have any outstanding interest rate swap transactions.

As of December 31, 2002, MCV had one interest rate swap, with a notional amount of $20.0 million with a period of performance that extended to December 1, 2002, which did not qualify as a hedge under SFAS No. 133. The gains and losses on this swap were recorded currently in earnings. For the twelve months ended December 31, 2002, MCV recorded an immaterial loss in earnings.

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Reclassification

Certain prior period amounts have been reclassified to conform to the current year financial statement presentation.

New Accounting Standards

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This SFAS amends SFAS No. 133 for decisions made (1) as part of the Derivative Implementations Group process that effectively required amendments to SFAS No. 133, (2) for other Financial Accounting Standards Board projects dealing with financial instruments and (3) for implementation issues raised in relation to the application of this definition of a derivative. The changes in this SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly, which will result in more consistent reporting of contracts as either derivatives or hybrid instruments. This standard is effective for contracts entered into or modified after June 30, 2003, with some exceptions. MCV has adopted this standard and does not expect the application to materially affect its financial position or results of operations.

(3)	RESTRICTED INVESTMENT SECURITIES HELD-TO-MATURITY

Non-current restricted investment securities held-to-maturity have carrying amounts that approximate fair value because of the short maturity of these instruments and consist of the following at December 31 (in thousands):

	2003	2002

Funds restricted for rental payments pursuant to the Overall Lease Transaction	$137,296	$136,554
Funds restricted for management non-qualified plans	2,459	2,147

Total	$139,755	$138,701

(4)	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following at December 31 (in thousands):

	2003	2002

Accounts payable
Related parties	$7,386	$12,224
Trade creditors	34,786	27,935
Property and single business taxes	12,548	14,842
Other	2,648	3,079

Total	$57,368	$58,080

(5)	GAS SUPPLIER FUNDS ON DEPOSIT

Pursuant to individual gas contract terms with counterparties, deposit amounts may be required by one party to the other based upon the net amount of exposure. The net amount of exposure will vary with changes in market prices, credit provisions and various other factors. Collateral paid or received will be posted by one party to

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

the other based upon the net amount of exposure. The net amount of exposure will vary with changes in market prices, credit provisions and various other factors. Collateral paid or received will be posted by one party to the other based on the net amount of the exposure. Interest is earned on funds on deposit. As of December 31, 2003 MCV was not supplying any credit support in the form of cash or letters of credit. As of December 31, 2003 MCV was holding $4.5 million of cash on deposit and letters of credit totaling $116.6 million from two gas suppliers as collateral support.

(6)	LONG-TERM DEBT

Long-term debt consists of the following at December 31 (in thousands):

	2003	2002

Financing obligation, maturing through 2015, payable in semi-annual installments of principal and interest, collateralized by property, plant and equipment	$1,153,221	$1,247,149
Less current portion	(134,576)	(93,928)

Total long-term debt	$1,018,645	$1,153,221

Financing Obligation

In June 1990, MCV obtained permanent financing for the Facility by entering into sale and leaseback agreements (“Overall Lease Transaction”) with a lessor group, related to substantially all of MCV’s fixed assets. Proceeds of the financing were used to retire borrowings outstanding under existing loan commitments, make a capital distribution to the Partners and retire a portion of notes issued by MCV to MEC Development Corporation (“MDC”) in connection with the transfer of certain assets by MDC to MCV. In accordance with SFAS No. 98, “Accounting For Leases,” the sale and leaseback transaction has been accounted for as a financing arrangement.

The financing obligation utilizes the effective interest rate method, which is based on the minimum lease payments required through the end of the basic lease term of 2015 and management’s estimate of additional anticipated obligations after the end of the basic lease term. The effective interest rate during the remainder of the basic lease term is approximately 9.4%.

Under the terms of the Overall Lease Transaction, MCV sold undivided interests in all of the fixed assets of the Facility for approximately $2.3 billion, to five separate owner trusts (“Owner Trusts”) established for the benefit of certain institutional investors (“Owner Participants”). U.S. Bank National Association (formerly known as State Street Bank and Trust Company) serves as owner trustee (“Owner Trustee”) under each of the Owner Trusts, and leases undivided interests in the Facility on behalf of the Owner Trusts to MCV for an initial term of 25 years. CMS Midland Holdings Company (“CMS Holdings”), currently a wholly owned subsidiary of Consumers, acquired a 35% indirect equity interest in the Facility through its purchase of an interest in one of the Owner Trusts.

The Overall Lease Transaction requires MCV to achieve certain rent coverage ratios and other financial tests prior to a distribution to the Partners. Generally, these financial tests become more restrictive with the passage of time. Further, MCV is restricted to making permitted investments and incurring permitted indebtedness as specified in the Overall Lease Transaction. The Overall Lease Transaction also requires filing of certain periodic operating and financial reports, notification to the lessors of events constituting a material adverse change, significant litigation or governmental investigation, and change in status as a qualifying facility under FERC proceedings or court decisions, among others. Notification and approval is required for plant modification, new business activities, and other significant changes, as defined. In addition,

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

MCV has agreed to indemnify various parties to the sale and leaseback transaction against any expenses or environmental claims asserted, or certain federal and state taxes imposed on the Facility, as defined in the Overall Lease Transaction.

Under the terms of the Overall Lease Transaction and refinancing of the tax-exempt bonds, approximately $25.0 million of transaction costs were a liability of MCV and have been recorded as a deferred cost. Financing costs incurred with the issuance of debt are deferred and amortized using the interest method over the remaining portion of the 25-year lease term. Deferred financing costs of approximately $1.4 million, $1.5 million and $1.7 million were amortized in the years 2003, 2002 and 2001, respectively.

Interest and fees incurred related to long-term debt arrangements during 2003, 2002 and 2001 were $111.9 million, $118.3 million and $124.6 million, respectively.

Interest and fees paid during 2003, 2002 and 2001 were $115.4 million, $122.1 million and $131.7 million, respectively.

Minimum payments due under these long-term debt arrangements over the next five years are (in thousands):

	Principal	Interest	Total

2004	$134,576	$108,233	$242,809
2005	76,547	97,836	174,383
2006	63,459	92,515	155,974
2007	62,916	87,988	150,904
2008	67,753	83,163	150,916

	$405,251	$469,735	$874,986

Revolving Credit Agreement

MCV has also entered into a working capital line (“Working Capital Facility”), which expires August 29, 2004. Under the terms of the existing agreement, MCV can borrow up to the $50 million commitment, in the form of short-term borrowings or letters of credit collateralized by MCV’s natural gas inventory and earned receivables. At any given time, borrowings and letters of credit are limited by the amount of the borrowing base, defined as 90% of earned receivables and 50% of natural gas inventory, capped at $15 million. During 2003, MCV did not utilize the Working Capital Facility. At December 31, 2003, MCV had no outstanding borrowings or letters of credit.

Intercreditor Agreement

MCV has also entered into an Intercreditor Agreement with the Owner Trustee, Working Capital Lender, U.S. Bank National Association as Collateral Agent (“Collateral Agent”) and the Senior and Subordinated Indenture Trustees. Under the terms of this agreement, MCV is required to deposit all revenues derived from the operation of the Facility with the Collateral Agent for purposes of paying operating expenses and rent. In addition, these funds are required to pay construction modification costs and to secure future rent payments. As of December 31, 2003, MCV has deposited $137.3 million into the reserve account. The reserve account is to be maintained at not less than $40 million nor more than $137 million (or debt portion of next succeeding basic rent payment, whichever is greater). Excess funds in the reserve account are periodically transferred to MCV. This agreement also contains provisions governing the distribution of revenues and rents due under the Overall Lease Transaction, and establishes the priority of payment among the Owner Trusts, creditors of the Owner Trusts, creditors of MCV and the Partnership.

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

(7)	COMMITMENTS AND OTHER AGREEMENTS

MCV has entered into numerous commitments and other agreements related to the Facility. Principal agreements are summarized as follows:

Power Purchase Agreement

MCV and Consumers have executed the PPA for the sale to Consumers of a minimum amount of electricity, subject to the capacity requirements of Dow and any other permissible electricity purchasers. Consumers has the right to terminate and/or withhold payment under the PPA if the Facility fails to achieve certain operating levels or if MCV fails to provide adequate fuel assurances. In the event of early termination of the PPA, MCV would have a maximum liability of approximately $270 million if the PPA were terminated in the 12th through 24th years. The term of this agreement is 35 years from the commercial operation date and year-to-year thereafter.

Steam and Electric Power Agreement

MCV and Dow executed the SEPA for the sale to Dow of certain minimum amounts of steam and electricity for Dow’s facilities.

If the SEPA is terminated, and Consumers does not fulfill MCV’s commitments as provided in the Backup Steam and Electric Power Agreement, MCV will be required to pay Dow a termination fee, calculated at that time, ranging from a minimum of $60 million to a maximum of $85 million. This agreement provides for the sale to Dow of steam and electricity produced by the Facility for terms of 25 years and 15 years, respectively, commencing on the commercial operation date and year-to-year thereafter.

Steam Purchase Agreement

MCV and DCC executed the SPA for the sale to DCC of certain minimum amounts of steam for use at the DCC Midland site. Steam sales under the SPA commenced in July 1996. Termination of this agreement, prior to expiration, requires the terminating party to pay to the other party a percentage of future revenues, which would have been realized had the initial term of 15 years been fulfilled. The percentage of future revenues payable is 50% if termination occurs prior to the fifth anniversary of the commercial operation date and 33-1/3% if termination occurs after the fifth anniversary of this agreement. The term of this agreement is 15 years from the commercial operation date of steam deliveries under the contract and year-to-year thereafter.

Gas Supply Agreements

MCV has entered into gas purchase agreements with various producers for the supply of natural gas. The current contracted volume totals 227,561 MMBtu per day annual average for 2004. As of January 1, 2004, gas contracts with U.S. suppliers provide for the purchase of 149,423 MMBtu per day while gas contracts with Canadian suppliers provide for the purchase of 78,138 MMBtu per day. Some of these contracts require MCV to pay for a minimum amount of natural gas per year, whether or not taken. The estimated minimum commitments under these contracts based on current long term prices for gas for the years 2004 through 2008 are $267.3 million, $338.6 million, $344.1 million, $340.4 million and $283.9 million, respectively. A portion of these payments may be utilized in future years to offset the cost of quantities of natural gas taken above the minimum amounts.

Gas Transportation Agreements

MCV has entered into firm natural gas transportation agreements with various pipeline companies. These agreements require MCV to pay certain reservation charges in order to reserve the transportation capacity.

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

MCV incurred reservation charges in 2003, 2002 and 2001, of $34.8 million, $35.1 million and $36.2 million, respectively. The estimated minimum reservation charges required under these agreements for each of the years 2004 through 2008 are $34.9 million, $33.8 million, $30.0 million, $21.6 million and $21.6 million, respectively. These projections are based on current commitments.

Gas Turbine Service Agreement

MCV entered into a Service Agreement, as amended, with Alstom, which commenced on January 1, 1990 and was set to expire upon the earlier of the completion of the sixth series of major GTG inspections or December 31, 2009. Under the terms of this agreement, Alstom sold MCV an initial inventory of spare parts for the GTGs and provides qualified service personnel and supporting staff to assist MCV, to perform scheduled inspections on the GTGs, and to repair the GTGs at MCV’s request. Upon termination of the Service Agreement (except for nonperformance by Alstom), MCV must pay a cancellation payment. MCV and Alstom amended the Service Agreement, effective December 31, 1993, to include the supply of hot gas path parts. Under the amended Service Agreement, Alstom provides hot gas path parts for MCV’s twelve gas turbines through the fourth series of major GTG inspections, which were completed in 2002. In January 1998, MCV and Alstom amended the length of the amended Service Agreement to extend through the sixth series of major GTG inspections, which are expected to be completed by year end 2008, for a lump sum fixed price covering the entire term of the amended Service Agreement of $266.5 million (in 1993 dollars, which is adjusted based on exchange rates and Swiss inflation indices), payable on the basis of operating hours as they occur over the same period. MCV has made payments totaling approximately $200.7 million under this amended Service Agreement through December 31, 2003.

MCV signed a new maintenance service and parts agreement with General Electric International, Inc. (“GEII”), effective December 31, 2002 (“GEII Agreement”). GEII will provide maintenance services and hot gas path parts for MCV’s twelve GTG’s. Under terms and conditions similar to the MCV/Alstom Service Agreement, as described above the GEII Agreement will cover four rounds of major GTG inspections, which are expected to be completed by the year 2015, at a savings to MCV as compared to the Service Agreement with Alstom. The GEII Agreement is expected to replace the current Alstom Service Agreement commencing July 1, 2004. The GEII Agreement can be terminated by either party for cause or convenience. Should termination for convenience occur, a buy out amount will be paid by the terminating party with payments ranging from approximately $19.0 million to $.9 million, based upon the number of operating hours utilized since commencement of the GEII Agreement.

MCV terminated the Alstom Service Agreement in February 2004, for cause and therefore does not owe the approximately $5.8 million termination payment to Alstom. MCV has a claim against Alstom for approximately $3.0 million for adjustments due to reduced equivalent operating hours experienced under the Service Agreement, that was paid by MCV and a claim against Alstom for one set of hot gas path spare parts (valued within a range of $3.0 million to $7.0 million). These matters may be disputed by Alstom and other disputes may arise. MCV will seek final resolution of all claims that may arise between the parties. At this time, MCV has not recognized any liability to or receivable from Alstom in connection with these claims or termination.

Steam Turbine Service Agreement

MCV entered into a nine year Steam Turbine Maintenance Agreement with General Electric Company effective January 1, 1995, which is designed to improve unit reliability, increase availability and minimize unanticipated maintenance costs. In addition, this contract includes performance incentives and penalties, which are based on the length of each scheduled outage and the number of forced outages during a calendar year. Effective February 1, 2004, MCV and GE amended this contract to extend its term through August 31, 2007. MCV will continue making monthly payments over the life of the contract, which will total

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

$22.3 million (subject to escalation based on defined indices). The parties have certain termination rights without incurring penalties or damages for such termination. Upon termination, MCV is only liable for payment of services rendered or parts provided prior to termination.

Site Lease

In December 1987, MCV leased the land on which the Facility is located from Consumers (“Site Lease”). MCV and Consumers amended and restated the Site Lease to reflect the creation of five separate undivided interests in the Site Lease as of June 1, 1990. Pursuant to the Overall Lease Transaction, MCV assigned these undivided interests in the Site Lease to the Owner Trustees, which in turn subleased the undivided interests back to MCV under five separate site subleases.

The Site Lease is for a term which commenced on December 29, 1987, and ends on December 31, 2035, including two renewal options of five years each. The rental under the Site Lease is $.6 million per annum, including the two five-year renewal terms.

Gas Turbine Generator Compressor Blade Agreement

MCV entered into an agreement with MTS Machinery Tools & Services AG (“MTS”), in January 2002. Under this agreement MTS redesigned and will manufacture and install new design compressor blades for MCV’s twelve GTG’s, which is expected to increase the overall electrical capacity and efficiency of each GTG. MCV has purchased three sets of such blades and has the option to purchase an additional nine sets. The first set of compressor blades was installed in the second quarter of 2003 for approximately $4.2 million. At this time, an additional two sets have been ordered at a cost of $4.1 million.

(8)	PROPERTY TAXES

In 1997, MCV filed a property tax appeal against the City of Midland at the Michigan Tax Tribunal contesting MCV’s 1997 property taxes. Subsequently, MCV filed appeals contesting its property taxes for tax years 1998 through 2003 at the Michigan Tax Tribunal. A trial was held for tax years 1997 – 2000. The appeals for tax years 2001-2003 are being held in abeyance. On January 23, 2004, the Michigan Tax Tribunal issued its decision in MCV’s tax appeal against the City of Midland for tax years 1997 through 2000. MCV management has estimated that the decision will result in a refund to MCV for the tax years 1997 through 2000 of approximately $29 million in taxes plus $7 million of interest. The decision is subject to reconsideration at the Tribunal and may be appealed to the Michigan Appellate Court and Michigan Supreme Court. The City of Midland has filed a motion for reconsideration at the Michigan Tax Tribunal, asking the Tribunal to make certain technical corrections, as well as substantive changes to the decision. MCV has opposed this motion. MCV management cannot predict the outcome of these further legal proceedings. MCV has not recognized any of the above stated refunds (net of approximately $15.5 million of deferred expenses) in earnings at this time.

(9)	RETIREMENT BENEFITS

Postretirement Health Care Plans

In 1992, MCV established defined cost postretirement health care plans (“Plans”) that cover all full-time employees, excluding key management. The Plans provide health care credits, which can be utilized to purchase medical plan coverage and pay qualified health care expenses. Participants become eligible for the benefits if they retire on or after the attainment of age 65 or upon a qualified disability retirement, or if they have 10 or more years of service and retire at age 55 or older. The Plans granted retroactive benefits for all employees hired prior to January 1, 1992. This prior service cost has been amortized to expense over a five

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

year period. MCV annually funds the current year service and interest cost as well as amortization of prior service cost to both qualified and non-qualified trusts. The MCV accounts for retiree medical benefits in accordance with SFAS 106, “Employers Accounting for Postretirement Benefits Other Than Pensions.” This standard required the full accrual of such costs during the years that the employee renders service to the MCV until the date of full eligibility. The accumulated benefit obligation of the Plans were $3.3 million at December 31, 2003 and $2.7 million at December 31, 2002. The measurement date of these Plans was December 31, 2003.

On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”). The Act expanded Medicare to include, for the first time, coverage for prescription drugs. At this time, because of various uncertainties related to this legislation and the appropriate accounting methodology, MCV has elected to defer financial recognition of this legislation until the FASB issues final accounting guidance. When issued, that final guidance could require MCV to change previously reported information. This deferral election is permitted under SFAS 106-1.

The following table reconciles the change in the Plans’ benefit obligation and change in Plan assets as reflected on the balance sheet as of December 31 (in thousands):

	2003	2002

Change in benefit obligation:
Benefit obligation at beginning of year	$2,741.9	$2,405.1
Service cost	212.5	197.3
Interest cost	178.2	188.7
Actuarial gain (loss)	147.4	(44.6)
Benefits paid during year	(4.0)	(4.6)

Benefit obligation at end of year	3,276.0	2,741.9

Change in Plan assets:
Fair value of Plan assets at beginning of year	2,045.8	2,088.0
Actual return on Plan assets	527.5	(270.9)
Employer contribution	257.5	233.3
Benefits paid during year	(4.0)	(4.6)

Fair value of Plan assets at end of year	2,826.8	2,045.8

Unfunded (funded) status	449.2	696.1
Unrecognized prior service cost	(170.3)	(184.6)
Unrecognized net gain (loss)	(278.9)	(511.5)

Accrued benefit cost	$—	$—

Net periodic postretirement health care cost for years ending December 31, included the following components (in thousands):

	2003	2002	2001

Components of net periodic benefit cost:
Service cost	$212.5	$197.3	$173.5
Interest cost	178.2	188.7	142.9
Expected return on Plan assets	(163.7)	(167.0)	(171.3)
Amortization of unrecognized net (gain) or loss	30.5	14.3	(12.6)

Net periodic benefit cost	$257.5	$233.3	$132.5

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

	1-Percentage-Point	1-Percentage-Point
	Increase	Decrease

Effect on total of service and interest cost components	$48.6	$41.8
Effect on postretirement benefit obligation	$358.1	$310.9

Assumptions used in accounting for the Post-Retirement Health Care Plan were as follows:

	2003	2002	2001

Discount rate	6.00%	6.75%	7.25%
Long-term rate of return on Plan assets	8.00%	8.00%	8.00%
Inflation benefit amount
1998 through 2004	0.00%	0.00%	0.00%
2005 and later years	4.00%	4.00%	4.00%

The long-term rate of return on Plan assets is established based on MCV’s expectations of asset returns for the investment mix in its Plan (with some reliance on historical asset returns for the Plans). The expected returns for various asset categories are blended to derive one long-term assumption.

Plan Assets. Citizens Bank has been appointed as trustee (“Trustee”) of the Plan. The Trustee serves as investment consultant, with the responsibility of providing financial information and general guidance to the MCV Benefits Committee. The Trustee shall invest the assets of the Plan in the separate investment options in accordance with instructions communicated to the Trustee from time to time by the MCV Benefit Committee. The MCV Benefits Committee has the fiduciary and investment selection responsibility for the Plan. The MCV Benefits Committee consists of MCV Officers (excluding the President and Chief Executive Officer).

The MCV has a target allocation of 80% equities and 20% debt instruments. These investments emphasis total growth return, with a moderate risk level. The MCV Benefits Committee reviews the performance of the Plan investments quarterly, based on a long-term investment horizon and applicable benchmarks, with rebalancing of the investment portfolio, at the discretion of the MCV Benefits Committee.

MCV’s Plan’s weighted-average asset allocations, by asset category are as follows as of December 31:

	2003	2002

Asset Category:
Cash and cash equivalents	11%	1%
Fixed income	17%	23%
Equity securities	72%	76%

Total	100%	100%

Contributions. MCV expects to contribute approximately $.2 million to the Plan in 2004.

Retirement and Savings Plans

MCV sponsors a defined contribution retirement plan covering all employees. Under the terms of the plan, MCV makes contributions to the plan of either five or ten percent of an employee’s eligible annual compensation dependent upon the employee’s age. MCV also sponsors a 401(k) savings plan for employees. Contributions and costs for this plan are based on matching an employee’s savings up to a maximum level. In

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

2003, 2002 and 2001, MCV contributed $1.3 million, $1.2 million and $1.1 million, respectively under these plans.

Supplemental Retirement Benefits

MCV provides supplemental retirement, postretirement health care and excess benefit plans for key management. These plans are not qualified plans under the Internal Revenue Code; therefore, earnings of the trusts maintained by MCV to fund these plans are taxable to the Partners and trust assets are included in the assets of MCV.

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(continued)

(10)	PARTNERS’ EQUITY AND RELATED PARTY TRANSACTIONS

The following table summarizes the nature and amount of each of MCV’s Partner’s equity interest, interest in profits and losses of MCV at December 31, 2003, and the nature and amount of related party transactions or agreements that existed with the Partners or affiliates as of December 31, 2003, 2002 and 2001, and for each of the twelve month periods ended December 31 (in thousands).

Beneficial Owner, Equity Partner,
Type of Partner and Nature of Related Party	Equity Interest		Interest	Related Party Transactions and Agreements	2003	2002	2001

CMS Energy Company
CMS Midland, Inc.				Power purchase agreements	$513,774	$557,149	$550,477
General Partner; wholly-owned subsidiary of Consumers Energy Company				Purchases under gas transportation agreements	14,294	23,552	24,059
				Purchases under spot gas agreements	663	3,631	3,756
				Purchases under gas supply agreements	2,330	11,306	10,725
				Gas storage agreement	2,563	2,563	2,563
				Land lease/easement agreements	600	600	600
				Accounts receivable	40,373	44,289	48,843
				Accounts payable	1,025	3,502	4,772
	$391,546		49.0%	Sales under spot gas agreements	3,260	1,084	7,107

El Paso Corporation
Source Midland Limited Partnership (“SMLP”) General Partner; owned by subsidiaries of El Paso Corporation(1)				Purchase under gas transportation agreements	13,023	12,463	13,653
				Purchases under spot gas agreement	610	15,655	45,130
				Purchases under gas supply agreement	54,308	47,136	5,912
				Gas agency agreement	238	365	1,989
				Deferred reservation charges under gas purchase agreement	4,728	—	7,880
				Accounts receivable	—	523	—
				Accounts payable	5,751	7,706	5,198
				Sales under spot gas agreements	3,474	14,007	28,451
	$139,421		18.1%	Partner cash withdrawal (including accrued interest)(2)	—	—	56,714
El Paso Midland, Inc. (“El Paso Midland”) General Partner; wholly-owned subsidiary of El Paso Corporation(1)				See related party activity listed under SMLP.
	83,653		10.9
MEI Limited Partnership (“MEI”)				See related party activity listed under SMLP.
A General and Limited Partner; 50% interest owned by El Paso Midland, Inc. and 50% interest owned by SMLP(1)
General Partnership Interest	69,714		9.1
Limited Partnership Interest	6,969		.9
Micogen Limited Partnership	34,854		4.5	See related party activity listed under SMLP.
(“MLP”) Limited Partner, owned subsidiaries of El Paso Corporation(1)

Total El Paso Corporation	$334,611		43.5%

The Dow Chemical Company
The Dow Chemical Company				Steam and electric power agreement	36,207	29,385	33,727
Limited Partner				Steam purchase agreement - Dow Corning Corp (affiliate)	4,017	3,746	3,781
				Purchases under demineralized water supply agreement	6,396	6,605	6,913
				Accounts receivable	3,431	3,635	3,191
				Accounts payable	610	1,016	948
				Standby and backup fees	731	734	696
	$72,918		7.5%	Sales of gas under tolling agreement	—	6,442	—

Alanna Corporation
Alanna Corporation				Note receivable	1	1	1
Limited Partner; wholly-owned subsidiary of Alanna Holdings Corporation	$1	(3)	.00001%

Footnotes to Partners’ Equity and Related Party Transactions

(1)	On January 29, 2001, El Paso Corporation (“El Paso”) announced that it had completed its merger with The Coastal Corporation (“Coastal”). Coastal was the previous parent company of El Paso Midland (formerly known as Coastal Midland, Inc.), SMLP, MLP and, through SMLP, MEI. After the merger, Coastal became a wholly-owned subsidiary of El Paso and has changed its name to El Paso CGP Company.

(2)	A letter of credit has been issued and recorded as a note receivable from El Paso Midland, this amount includes their share of cash available, as well as, cash available to MEI, MLP and SMLP.

(3)	Alanna’s capital stock is pledged to secure MCV’s obligation under the lease and other overall lease transaction documents.

SUPPLEMENTAL INFORMATION

Supplemental information is to be furnished with reports filed pursuant to Section 15 (d) of the Act by registrants, which have not registered securities pursuant to Section 12 of the Act. No such annual report or proxy statement has been sent to security holders.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP

Date: March 1, 2004	By	/s/ James M. Kevra

James M. Kevra
President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Signature	Title	Date

/s/ James M. Kevra James M. Kevra	President and Chief Executive Officer (Principal Executive Officer)	March 1, 2004

/s/ James M. Rajewski James M. Rajewski	Chief Financial Officer, Vice President and Controller (Principal Accounting Officer)	March 1, 2004

/s/ John J. O’Rourke John J. O’Rourke	Chairman, Management Committee	March 1, 2004

/s/ David W. Joos David W. Joos	Member, Management Committee	March 1, 2004